EXHIBIT 23a. Consent of DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in Amendment No. 1 to Registration Statement No. 33-53171 on Form S-3 and Registration Statement Nos. 33-27452 and 33-57869 on Form S-8 of Southwestern Public Service Company, of our report dated October 10, 1995, which report includes an explanatory paragraph concerning the Company's changes in its methods of accounting for income taxes and postretirement benefits other than pensions to conform with Statements of Financial Accounting Standards No. 109 and No. 106, respectively, appearing in this Annual Report on Form 10-K of Southwestern Public Service Company for the year ended August 31, 1995.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 20, 1995